PROSPECTUS SUPPLEMENT NO. 12	Filed Pursuant to Rule 424(b)(8)
(to prospectus dated April 17, 2023)	Registration No. 333-269610

Primary Offering of

16,710,785 Shares of Common Stock Issuable Upon Exercise of Warrants

Secondary Offering of

36,629,724 Shares of Common Stock

2,235,279 Shares of Series A Preferred Stock

NUBURU, INC.

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated April 17, 2023 (as supplemented from time to time, the “Prospectus”), with the information contained in the Current Report on Form 8-K, filed by Nuburu, Inc. (the “Company”) with the Securities and Exchange Commission (“SEC”) on February 7, 2024 (the “Form 8-K”), other than any information which was furnished and not filed with the SEC. Accordingly, we have attached the Form 8-K to this prospectus supplement. The Prospectus relates to the issuance of up to 16,710,785 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), issuable upon the exercise of warrants, consisting of up to 16,710,785 warrants (the “Public Warrants”), each of which is exercisable at a price of $11.50 per share, originally issued as part of units in the Company’s initial public offering (the “Public Warrant Shares”), and the registration for resale of (i) up to 36,629,724 shares of Common Stock (including up to (a) 30,298,320 shares held by certain former stockholders of Nuburu Subsidiary, Inc. (formerly known as Nuburu, Inc.) (“Legacy Nuburu”), including the Company’s officers and directors (the “Business Combination Shares”), (b) 515,394 shares underlying restricted stock units issued to an officer of the Company (the “Equity Award Shares”), (c) 950,000 shares held by Tailwind Sponsor LLC (the “Sponsor”) and 200,000 shares held by the Sponsor’s permitted transferees (collectively, the “Private Shares”), (d) 195,452 shares issued in a private placement to a certain Selling Securityholder (the “Private Placement Common Shares”), and (e) 4,470,558 shares issuable to certain Selling Securityholders upon the conversion of shares of the Company’s Series A preferred stock, par value $0.0001 per share (“Preferred Stock”) (the “Underlying Common Shares”)) and (ii) up to 2,235,279 shares of Preferred Stock.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is traded on the NYSE American under the symbol “BURU.” On February 6, 2024, the last quoted sale price for our Common Stock as reported on the NYSE American was $0.154 per share. We have not listed, nor do we intend to list, our Preferred Stock on any securities exchange or nationally recognized trading system.

We are a “smaller reporting company” and an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section titled “Risk Factors” beginning on page 9 of the Prospectus, as well as any updates to such risk factors included in any supplements and amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 6, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 07, 2024

Nuburu, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39489	85-1288435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7442 S Tucson Way Suite 130
Centennial, Colorado		80112
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 767-1400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BURU	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

On February 7, 2024, the Company issued a press release, a copy which is attached as Exhibit 99.1 to this Current Report and is incorporated by reference to this Item 7.01.

The information furnished in this Item 7.01 and Exhibit 99.1 of this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release, dated February 7, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuburu, Inc.

Date:	February 7, 2024	By:	/s/ Brian Knaley
Name: Brian Knaley Title: Chief Executive Officer

NUBURU Announces Evaluation of Strategic Alternatives

CENTENNIAL, Colo., Feb. 07. 2024 -- NUBURU, Inc. (“NUBURU” or the “Company”) (NYSE American: BURU), a leading innovator in high-power and high-brightness industrial blue laser technology, today announced that it has engaged Northland Capital Markets (“Northland”) as its financial advisor in connection with its evaluation of strategic alternatives. With assistance from Northland and its other advisors, the Company will assess a full range of strategic alternatives, including a sale, merger, divestiture, recapitalization, going private transaction, additional financing, and other significant transactions.

The Company has not set a timetable for the conclusion of its evaluation of strategic alternatives and has not made any decisions related to strategic alternatives at this time.

There can be no assurance that this evaluation will result in any definitive documentation to consummate one or more transactions, or other strategic changes or outcomes, or, that the terms of any such transactions, changes, or outcomes will be favorable. Even if the Company enters into a definitive agreement, the Company may not be successful in completing a transaction, change or outcome, or, if it completes such a transaction, change or outcome, it may not ultimately enhance value or deliver expected benefits.

The Company does not expect to comment further with respect to this evaluation unless or until it has approved a specific course of action or has otherwise concluded that further disclosure is appropriate or legally required.

About NUBURU

Founded in 2015, NUBURU, Inc. (NYSEAM: BURU) is a developer and manufacturer of industrial blue lasers that leverage fundamental physics and their high-brightness, high-power design to produce faster, higher quality welds and parts than current lasers can provide in laser welding and additive manufacturing of copper, gold, aluminum and other industrially important metals. NUBURU’s industrial blue lasers produce minimal to defect-free welds that are up to eight times faster than the traditional approaches — all with the flexibility inherent to laser processing. For more information, please visit www.nuburu.net.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including relating to its continued listing on the NYSE American. All statements other than statements of historical fact contained in this press release may be forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking words, including “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “plan,” “seek,” “targets,” “projects,” “could,” “would,” “continue,” “forecast” or the negatives of these terms or variations of them or similar expressions. Forward-looking statements in this press release include, among other things: anticipated benefits associated with laser-based additive manufacturing. All forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. All forward-looking statements are based upon estimates, forecasts and assumptions that, while considered reasonable by NUBURU and its management, are inherently uncertain and many factors may cause the company’s actual results to differ materially from current expectations which include, but are not limited to: (1) the ability to continue to meet the security exchange’s listing standards; (2) failure to achieve expectations regarding its product development and pipeline; (3) the inability to access sufficient capital to operate as anticipated, whether from Lincoln Park Capital Fund, LLC or other sources; (4) the inability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (5) changes in applicable laws or regulations; (6) the possibility that NUBURU may be adversely affected by other economic, business and/or competitive factors; (7) volatility in the financial system and markets caused by geopolitical and economic factors; (8) failing to realize benefits from the partnership with GE Additive; and (9) other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in NUBURU’s most recent periodic report on Form 10-K or Form 10-Q and other documents filed with the Securities and Exchange Commission from time to time. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. NUBURU does not give any assurance that it will achieve its expected results. NUBURU assumes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by applicable law.

Contact:

Financial Advisor:

Jeff Peterson

Northland Capital Markets

jpeterson@northlandcapitalmarkets.com

(612) 851-5966

Investor Relations:
Cody Slach & Ralf Esper
Gateway Group, Inc.

BURU@gateway-grp.com

(949) 574-3860

Media Relations:
Zach Kadletz & Anna Rutter

Gateway Group, Inc.

BURU@gateway-grp.com

(949) 574-3860